EXHIBIT 99.1

NEWS RELEASE

For further information, contact:	Matt Quantz, Manager – Corporate Communications
(337) 232-7028, www.petroquest.com
PETROQUEST ENERGY UPDATES FIRST QUARTER 2008 OPERATING ACTIVITIES,
PRODUCTION GUIDANCE AND HEDGING ACTIVITIES

LAFAYETTE, LA – April 2, 2008 — PetroQuest Energy, Inc. (NYSE: PQ) announced today that it has finished completion activities on its thirteenth operated Woodford Shale well. The initial production rate was 6.3 Mmcf per day and the well has averaged approximately 4.8 Mmcf per day during the first three weeks of production. Total well costs were approximately $4.5 million for the 4,600 foot lateral well. The Company has three operated rigs working in the basin and plans to complete an additional two wells within the next two weeks. The Company estimates current net production from its Oklahoma properties is approximately 19 Mmcfe per day.
Drilling continues in the Fayetteville Shale trend where the Company currently has six non-operated rigs working and approximately 18,000 net acres in the trend. The Company has participated in the drilling and completion of 51 gross wells (five net wells) since the commencement of its program in late 2007. The wells that were completed in the first quarter of 2008 have realized gross rates as high as 3 Mmcf per day and the Company estimates current net production from this trend of approximately 3 Mmcf per day.
In East Texas, the Company is currently drilling its second operated well in the Weekly prospect and expects to reach total depth in approximately one month. The Company recently completed the second well on its Palmer prospect targeting the lower Cotton Valley objective. The well logged approximately 42 feet of net pay and is currently flowing at approximately 3 Mmcf per day after four weeks of production. Additionally, a third well in the Palmer prospect has reached total depth and is currently being logged. The Company estimates its East Texas current net production is approximately 17 Mmcfe per day.
In the Gulf Coast Basin, the Company previously announced the discovery at its Pelican Point prospect. The well logged approximately 147 feet of net pay and is expected to begin producing in approximately one month at an initial gross rate in excess of 20 Mmcfe per day. The Company has an approximate 22% net revenue interest in the well.
Production Guidance
During first quarter of 2008, the Company experienced unanticipated shut-ins at two of its largest producing fields: Main Pass 74 and Ship Shoal 72. As a result, the Company is forecasting to average at the low end of its first quarter 2008 net production guidance of 86-92 Mmcfe per day. The Company is currently flowing approximately 93 Mmcfe per day and maintains its full-year 2008 production guidance of 94-100 Mmcfe per day. Additionally, the Company is forecasting approximately 39% of the first quarter production came from its long-lived basins.
Hedging Update
The Company initiated another commodity hedging transaction in the form of a costless collar during February 2008. The following sets forth the transaction details:

Instrument
Production Period	Type	Daily Volumes	Price

Natural Gas:
April — December 2008	Costless Collar	7,500 Mmbtu	$9.00 - 10.35
After executing the above transaction, the Company has approximately 14 Bcfe of hedges for 2008. Based on the midpoint of previously announced production guidance, approximately 40% of the Company’s 2008 expected production has been hedged.
Management Statement
“We are very encouraged by the performance of our Woodford Shale operating activity where we are already producing more than 20 million cubic feet per day of gross operated Woodford gas.” said Charles T. Goodson, Chairman, Chief Executive Officer and President. “We expect our first quarter 2008 revenues, earnings and cash flows to exceed our original estimates and we believe we are firmly on track to achieve both our reserve and production growth goals for 2008.”
About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, East Texas, South Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest’s common stock trades on the New York Stock Exchange under the ticker PQ.
Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices, declines in the values of our properties resulting in ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, hurricanes and other natural disasters, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.